EXHIBIT 10.9

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

This Non-Exclusive Distributor Agreement (the “Agreement”) is made and entered into as of this 12th day of September, 2005, by and between ALPHA AND OMEGA SEMICONDUCTOR (HONG KONG) LIMITED, (hereinafter referred to as “AOS”) and PROMATE ELECTRONIC CO., LTD., a Taiwanese company, with its principal office at 4F, No. 32, Sec. 1, Huan Shan Road, Nei Hu, Taipei, Taiwan (hereinafter referred to as the “Distributor”).

RECITAL

WHEREAS, Distributor has been, and desires to continue to be, a nonexclusive distributor of AOS for certain power semiconductor products; AOS wishes to sell its products through Distributor on a continuing basis on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants, AOS and the Distributor agree as follows:

1. DEFINITIONS

1.1 “Confidential Information” of a party shall mean any information disclosed by that party to the other party pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed thirty (30) days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

1.2 “Customers” shall mean the purchasers of the Products whose principal offices and operations are located in the Territory.

1.3 “DSSL Products” shall mean those Products according to the Distributor Standard Stock List or “DSSL”, as AOS and the Distributor shall maintain and modify from time to time.

1.4 “House Accounts” shall mean those Customers in the Territory who purchase Products directly from AOS. House Accounts designated by AOS at the time of execution of this Agreement are set forth on Exhibit B attached hereto, which may be amended or updated by AOS from time to time at its sole discretion.

1.5 “Non-standard Products” shall mean those Products not referenced in the DSSL that require special testing, packaging or otherwise to be modified as requested by the Distributor and approved by AOS in writing.

1.6 “Proprietary Rights” shall mean all rights in the Products and AOS’s Confidential Information, including, but not limited to, patents, copyrights, trademarks, trade names, know-how, show-how, and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

1.7 “Products” shall mean the products offered by AOS for sale to the Distributor; the Products shall include DSSL Products and Non-standard Products set forth in Exhibit A, which shall be amended or updated by AOS from time to time.

1.8 “Territory” shall mean the geographic area of Asia.

2. APPOINTMENT

2.1 Appointment of Nonexclusive Distributor. Subject to the terms and conditions of this Agreement, AOS appoints the Distributor, and the Distributor hereby accepts such appointment, as AOS’S non-exclusive authorized distributor for sale of the Products to the Customers (other than House Account) in the Territory (as these terms are defined in Section 1.8, above).

2.2 Designation of House Account. In the event AOS notifies the Distributor that AOS has designated a Customer of the Distributor as a new House Account, such Customer will become a House Account effective Ninety (90) days following such notice. At AOS’s sole discretion, AOS may compensate the Distributor for extraordinary sales and distribution efforts rendered prior to the designation of the new House Account.

3. DISTRIBUTOR RESPONSIBILITIES

3.1 Market Promotion. The Distributor shall use its best efforts, consistent with prudent business practice, and shall devote such time as may be commercially reasonably necessary, to conduct an aggressive marketing and selling program and to promote the sale of the Products.

3.2 No Product Change. The Distributor shall not modify or change the Products in any way without the express prior written consent of AOS.

3.3 Conflict of Interest. The Distributor shall not, during the term of this Agreement, directly or indirectly market, sell, distribute, solicit orders within the Territory for any products which are competitive with the Products unless AOS consents thereto in writing in advance, based upon the Distributor’s full disclosure of the material facts in seeking such consent. Any such marketing, sale, distribution or solicitation of the competitive products is considered to be a material breach of this Agreement.

3.4 Reports. Distributor shall submit periodical reports according to Exhibit C.

3.5 Compliance with Laws. The Distributor shall comply at its own expense with all applicable laws and regulations currently existing in the Territory relating to the sale, distribution and promotion of the Products. Distributor shall not export, directly or indirectly, any Products or related information without first obtaining all required licenses and approvals from the appropriate government agencies.

3.6 Feedbacks. The Distributor shall provide AOS with prompt written notification of any comments or complaints about the Products that are made by Customers, and of any problems with the Products or their use that the Distributor becomes aware of. Such written notification shall be the property of AOS, and shall be considered to be part of AOS’s Confidential Information.

3.7 Referral. The Distributor agrees to refer all prospective customers to AOS when the Distributor cannot aggressively pursue distribution to such customers because of geographic location or any other reason; if the Distributor cannot aggressively pursue distribution because of price and/or volume, the parties will negotiate a reasonable referral fee to be mutually agreed upon. The Distributor shall also refer directly to AOS inquiries relating to bundling, partnership or other business opportunities with third party vendors, hardware and system manufacturers and software developers.

3.8 Inventory. The Distributor shall maintain an inventory of Products in reasonably sufficient quantities to provide adequate and timely delivery to the Customers. At a minimum, such inventory shall include not less than the quantity of Products necessary to meet Distributor’s reasonably anticipated demands for a thirty (30) day period.

3.9 Audits. AOS shall be entitled at any time to audit the Distributor’s books and records upon reasonable notice in order to confirm the accuracy of the Reports set forth in Section 3.4; provided, that no more than one such audit may be conducted in any three-month period. Any AOS-elected audit shall be performed at AOS’s own expense during normal business hours; Distributor shall provide reasonable assistance to AOS for the audit. Additionally, the Distributor shall provide AOS with its audited financial statements within three (3) months of the end of its fiscal year.

4. ORDERS AND ACCEPTANCE

4.1 Rolling Forecast. The Distributor shall provide AOS at least one month in advance with a good faith rolling quarterly sales forecast for the units of the Products to be provided by AOS to the Distributor hereunder during each month in such calendar quarter.

4.2 Purchase Orders. The Distributor shall initiate purchases under this Agreement by submitting written purchase orders (each, an “Order”) to AOS. Such orders shall state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. No purchase order shall be binding upon AOS until accepted by AOS in writing. AOS reserves the right to reject orders in whole or in part. Partial shipment of an order shall not constitute acceptance of the entire order. In the event that AOS is unable to fill an accepted purchase order in accordance with the schedule set forth therein, AOS will use commercially reasonable efforts to fill such order on an allotment basis. This Agreement shall govern all orders placed by the Distributor for units of the Product. No terms on purchase orders, invoices or like documents produced by the Distributor shall alter or add to the terms of this Agreement. Any other terms and conditions of sale in conflict with or inconsistent with the terms and conditions of this Agreement, whether contained in the Distributor’s preprinted forms or otherwise, notwithstanding AOS’s acceptance otherwise, shall have no force or effect to the extent of such conflict or inconsistency.

4.3 Order Requirements. The Distributor’s single purchase order amount shall be in multiples of the unit quantity calculated in numbers of cartons according to specifications of AOS set forth in Exhibit A. Orders for less than unit quantity multiples will be increased without prior notice to the next larger multiple. Non-standard Products may have higher minimum purchase requirements as determined by AOS.

4.4 Lead Time. The Distributor shall submit purchase orders to AOS in accordance with a lead time of twenty-eight (28) to one hundred and twenty (120) days according to the schedule advised by AOS. In no event shall the lead time for Non-standard Products be less than two (2) months. AOS shall use commercially reasonable efforts to deliver units of Product at the times set forth in AOS’s written acceptances of the Distributor’s purchase orders.

4.5 Demonstration Units. Orders by Distributor for samples and/or pilot run may be subject to smaller amount and shorter cycle time as shall be requested by Distributor and accepted by AOS. In such cases, products may be ordered in multiples of smaller units (calculated in number of reels or tubes), and in no events shall exceed three such units.

5. PRICES; PRICE CHANGES; SPECIAL PRICING

5.1 AOS Price. Subject to the terms and conditions of this Agreement, the Distributor shall pay for the Products at the then current price of AOS (the “AOS Price”) at the time of placement of the Order.

5.2 Price Change. AOS shall have the right to revise AOS Price at any time. Price changes shall apply to all purchase orders received after the effective date with the notice, except that any price increase shall be effective immediately upon notice to Distributor and apply to those accepted but undelivered orders.

5.3 Special Pricing. Notwithstanding the AOS Price, special pricing on any one of the Products may be extended to the Distributor, in AOS sole discretion, in situations where special pricing is necessary for the Distributor to obtain sale of the Products to a Customer. If AOS elects to extend such special pricing, it will issue a confidential meet comp quote number documenting the special price quoted. Upon receipt of the meet comp quote number, the Distributor may ship the Products to the Customer from stock and debit AOS for the difference between their invoiced amount, less any prior credits granted by AOS, and the new special pricing. The meet comp quote number shall be included on all such debits.

5.4 Taxes. All AOS Prices are exclusive of any export, withholding, federal, state and local taxes, duties or excises other than taxes based on AOS’s net income. If AOS pays any taxes, duties or excises which are not included in the fees charged for the Product, AOS shall itemize such taxes, duties or excises as a separate item on its invoices to the Distributor, and the Distributor shall reimburse AOS for such taxes, duties or excises; provided, that the Distributor shall not be required to make any such reimbursement if it provides a valid tax exemption certificate to AOS prior to shipment.

6. TERMS OF PAYMENT

6.1 Payment Terms. AOS shall submit an invoice to the Distributor upon shipment of Products to the Distributor. The invoice shall state the amount to be paid by the Distributor for all Products in such shipment, as well as any taxes, duties or excises paid by AOS which shall be reimbursed by the Distributor in accordance with Section 5.4. Terms of payment shall be net thirty (30) days. All payments shall be in U.S. Dollars.

7. DELIVERY

7.1 Packing and Shipping. All Products to the Distributor shall be packaged in AOS’s standard containers, or, at the Distributor’s expense, in accordance with instructions provided by the Distributor, and shall be shipped to the Distributor’s address set forth above, or to an address specified in the purchase order. Unless otherwise agreed, shipment shall conform to AOS’s standard shipping procedures CFR Hong Kong (“Delivery Point”), or such terms as both shall agree. Title and risk of loss shall pass to the Distributor at the Delivery Point. All customs duties, freight, insurance and other shipping expenses from the Delivery Point, as well as any other special packing expenses requested by the Distributor, shall be borne by the Distributor. The Distributor agrees to satisfy all import formalities pertaining to shipment of units of the Product to destinations outside the United States.

7.2 Inspection and Acceptance. The Distributor shall have thirty (30) days (the “Inspection Period”) upon receipt of each shipment to inspect and test the Products. If the Distributor determines any unit of Products defective, the Distributor shall promptly notify AOS of such defects. Defective Products may be returned for retest, evaluation and examination subject to AOS Returned Material Authorization (“RMA”) procedure; provided, that such written notification and request for an RMA number must be received by AOS during the Inspection Period. Returns must be prepaid by Distributor. When requesting a return authorization, Distributor must supply Distributor’s purchase order number and AOS’s invoice number. Product description must include lot number and wafer numbers.

7.3 Exclusion. AOS will inspect all Products returned pursuant to the foregoing RMA procedures, and AOS will not replace products where the defect is due to misuse, neglect, alteration or improper storage by the Distributor.

8. PROPRIETY RIGHTS

8.1 Acknowledgement. The Distributor acknowledge and agree that AOS owns all of the Proprietary Rights. The use by the Distributor of the Proprietary Rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason, such authorization will cease.

8.2 No Other Rights. The Distributor may not, directly or through any person or entity, in any form or manner, copy, distribute, reproduce, incorporate, use or allow access to the Products or modify, prepare derivative works of, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or object code from the Products, except as explicitly permitted under this Agreement or otherwise agreed in writing.

8.3 Proprietary Notice. The Distributor will ensure that all copies of the Products will incorporate copyright and other proprietary notices in the same manner that AOS incorporates such notices in the Products or in any manner reasonably requested by AOS. The Distributor will not remove any copyright or other proprietary notices incorporated on or in the Products by AOS.

8.4 Use of Trademarks. During the term of this Agreement, the Distributor may (i) announce to the public that it is an authorized non-exclusive the Distributor of the Products, and (ii) advertise the Products under the trademarks, service marks, marks, and trade names that AOS may adopt from time to time (the “AOS Trademarks”). AOS shall provide the Distributor AOS Trademarks on disk or camera-ready art for production. The Distributor understands that AOS has applied for applicable federal and state registration of certain of its trademarks and agrees, upon AOS’s request, to so indicate on the box containing the Products and in any advertisement, promotional materials or other documents that contain the Products’ names. Nothing herein will grant to the Distributor any right, title or interest in AOS Trademarks. At no time during or after the term of this Agreement will the Distributor challenge or assist others to challenge AOS Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of AOS. The Distributor shall follow reasonable trademark usage guidelines communicated by AOS.

8.5 Use of Trade Names. The Distributor will present and promote the sale of the Products fairly. The Distributor may use AOS’s product names in the Distributor’s advertising and promotional media provided (i) that the Distributor conspicuously indicates in all such media that such names are trademarks of AOS and (ii) that the Distributor submits all such media to AOS for prior approval and complies with the requirements set forth in subparagraph (d) above. Upon termination of this Agreement for any reason, the Distributor will immediately cease all use of Products’ names and AOS Trademarks and, at the Distributor’s election, destroy or deliver to AOS all materials in the Distributor’s control or possession which bear such names and trademarks, including any sales literature. The Distributor will not challenge any intellectual property rights claimed by AOS in such trademarks.

9. CONFIDENTIAL INFORMATION

9.1 Nondisclosure, Non Use. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information.

9.2 Exception. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

(a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

(b) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(c) is disclosed with the prior written approval of the disclosing party;

(d) was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

(e) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights;

(f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or

(g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

9.3 Return of Confidential Information. Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party.

9.4 Remedies. Any breach of the restrictions contained in this Section 9 is a breach of this Agreement which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

9.5 Confidentiality of Agreement. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the terms and conditions of this Agreement:

(a) Unless AOS specifically agrees in writing, AOS shall not have any obligation to furnish any data, drawings, prints or the like whatsoever to Distributor or its customers

(b) as required by any court or other governmental body

(c) as otherwise required by law

(d) to legal counsel of the parties

(e) in confidence, to accountants, banks, and financing sources and their advisors

(f) in connection with the enforcement of this Agreement or rights under this Agreement; or

(g) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

10. LIMITED WARRANTY

10.1 Sole Warranty. THE SOLE WARRANTY, IF ANY, PROVIDED BY AOS IN CONNECTION WITH THE PRODUCT SHALL BE TO THE DISTRIBUTOR. AOS MAKES NO WARRANTIES TO THE CUSTOMERS.

10.2 Warranty Period. AOS shall provide a limited warranty for each of the Products against defects in material and workmanship under normal use and service for a period of one-year from the date of delivery to the Distributor.

10.3 Exclusive Remedy. IF THE PRODUCT FAILS TO COMPLY WITH THE WARRANTY IN SECTION 10.2, AOS’S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF THE DISTRIBUTOR, SHALL BE, AT AOS’S SOLE OPTION, EITHER (i) REPLACEMENT OF THE DEFECTIVE PRODUCT OR PART, OR (ii) RETURN OF THE PRICE PAID BY SUCH DISTRIBUTOR FOR SUCH PRODUCT. THE WARRANTY IS VOID IF FAILURE OF THE PRODUCT IS (i) THE RESULT OF OCCURRENCES DURING SHIPMENT TO OR FROM THE DISTRIBUTOR, (ii) CAUSED BY THE USE OR OPERATION OF PRODUCTS IN AN APPLICATION OR ENVIRONMENT OTHER THAN THAT INTENDED OR RECOMMENDED BY AOS, (iii) CAUSED BY MODIFICATIONS NOT MADE BY AOS, OR (iv) THE RESULT OF THE PRODUCT BEING SUBJECTED TO UNUSUAL PHYSICAL OR ELECTRICAL STRESS.

10.4 No Other Warranty. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10, AOS PROVIDES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCT AND DOCUMENTATION.

11. INDEMNIFICATION

11.1 Indemnification by AOS. AOS shall defend or at its option settle, any claim, suit or proceeding brought against the Distributor on the issue of infringement of any issued third-party patents by the Products distributed by the Distributor in the manner permitted in this Agreement. The foregoing obligation is conditioned upon the Distributor providing AOS with prompt notification of any such claim, sole control over the defense and settlement thereof, and all reasonable cooperation in the defense and settlement thereof, provided that the Distributor provides AOS with (i) prompt written notice of such claim or action, (ii) sole control and authority over the defense or settlement of such claim or action and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or action.

11.2 Injunction. In the event that any Product is, or in AOS’s sole opinion is likely to be, enjoined due to the type of infringement described in Section 11.1, AOS, at its option and expense, may either (i) modify the Products so that they become non-infringing, (ii) replace the Products with functionally equivalent non-infringing Products reasonably acceptable to the Distributor or, if the foregoing alternatives are not reasonably available to AOS, (iii) terminate this Agreement.

11.3 Exceptions. Notwithstanding the provisions of Sections 11.1 and 11.2, AOS will have no liability to the extent that any such claim would have been avoided but for (i) use of the Products with any other products not provided by AOS or (ii) modification of the Products after delivery by AOS.

11.4 Limitation. THE FOREGOING PROVISIONS OF THIS SECTION 11 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF AOS AND THE EXCLUSIVE REMEDY OF THE DISTRIBUTOR, WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR THEIR REPRODUCTION, DISTRIBUTION OR USE.

11.5 Indemnification by the Distributor. The Distributor agrees to indemnify, defend and hold AOS and its affiliated companies and their directors, officers, employees, and agents (collectively, “Protected Parties”) harmless from and against any and all claims (including those for personal injury or death) and liabilities (including attorneys’ and other professional fees and other costs of litigation) by any other party arising out of or attributable to the Distributor’s representation of the Products in a manner inconsistent with AOS’s Product descriptions and warranties or from the Distributor’s marketing, distribution, use or sale of the Products, other than claims described in Section 11.1. AOS shall have the right to participate at its expense in any such dispute.

12. TERM AND TERMINATION

12.1 Term. This Agreement shall become effective upon the date first written above and shall remain in full force and effect for a period of five years (5), unless earlier terminated pursuant to the provisions in this Agreement. This Agreement shall expire unless extended by both parties in writing prior to the termination.

12.2 Termination for Convenience. This Agreement may be terminated by either party for any reason or no reason, whether or not extended beyond the initial term, by giving the other party written notice ninety (90) days in advance.

12.3 Termination for Cause. Except as set forth in the last sentence of this Section 12.3, if either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day period, then the Agreement shall automatically terminate at the end of that period. Notwithstanding the foregoing, if the Distributor breaches the provisions of Section 9 hereof, then AOS shall be entitled to terminate this Agreement effective immediately upon delivery of written notice to the Distributor.

12.4 Termination for Insolvency and Other Events. This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon either party’s making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

12.5 Effect of Termination. Upon termination of this Agreement, the Distributor shall make such disposition of price lists, advertising materials and other materials furnished by AOS as AOS may direct. AOS’s name, AOS’s Trademarks, and similar identifying symbols shall not be displayed or used by the Distributor thereafter.

12.6 No Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party. Termination shall not, however, relieve either party of any obligations incurred prior to the termination, including, without limitation, the obligation of the Distributor to pay AOS for Products purchased prior to such termination.

12.7 Survival of Certain Terms. The provisions of Sections 1, 3.9, 5, 6, 8, 9, 10, 11, 12, 13, 14, and 15 of this Agreement, and all payment obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. The provisions of Section 9 shall survive the expiration or termination of this Agreement for five (5) years. All other rights and obligations of the parties shall cease upon termination of this Agreement.

13. LIMITATION OF LIABILITIES

13.1 Limitation of Liabilities. IN NO EVENT SHALL AOS’S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT RECEIVED BY AOS FROM THE DISTRIBUTOR HEREUNDER FOR THE PRODUCT GIVING RISE TO THE LIABILITY. IN NO EVENT SHALL AOS BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), ARISING OUT OF THIS AGREEMENT. THE DISTRIBUTOR ACKNOWLEDGES AND AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

13.2 Limitation on Actions. NO ACTIONS, REGARDLESS OF FORM, ARISING OUT OF THIS AGREEMENT, MAY BE BROUGHT BY DISTRIBUTOR MORE THAN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ARISEN.

14. NOTICES

14.1 All notices required or permitted hereunder shall be in writing and shall be delivered (a) by facsimile, (b) personally, or (c) mailed by certified or registered mail, return receipt requested and postage prepaid, addressed to the addressed below. Delivery by facsimile is effective upon receipt of successful fax transmission and shall be followed by delivery by mail as set forth above. Notice by personal delivery is effective upon receipt of the notice. Notice sent by mail shall for all purposes of this Agreement be treated as being effective or having been given three days after mail.

To AOS:

Alpha and Omega Semiconductor, Ltd.

495 Mercury Drive

Sunnyvale, CA 94085 USA

Attention: Mr. James Lee, Vice President

To DISTRIBUTOR:

Promate Electronic Co., Ltd.

4F, No. 32, Sec. 1, Huan Shan Road,

Nei Hu, Taipei, Taiwan

Attention: Ying Chen

15. GENERAL

15.1 Authority. Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement.

15.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

15.3 No Conflict. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

15.4 Amendments and Waivers. No modification, change or amendment to this Agreement, or any waiver of any rights in respect hereto, shall be effective unless in writing signed by the parties.

15.5 Successors and Assigns. The Distributor shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the Company. The Company shall have the right to assign its rights, obligations and privileges hereunder to an assignee that agrees in writing to be bound by the terms and conditions of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.6 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

15.7 Export Control. Distributor understands that AOS may be subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of AOS to provide Products, as well as any technical assistance, will be subject in all respects to such United States laws and regulations and will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Distributor warrants that it will comply in all respects with the export and re-export restrictions for all Products shipped to Distributor. Distributor will take all actions which may be reasonably necessary to assure that no end-user contravenes such United States laws or regulations.

15.8 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Notwithstanding the foregoing, if such party is not able to perform within thirty (30) days after the event giving rise to the excuse of force majeure, the other party may terminate this Agreement.

15.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

15.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

15.11 Choice of Law; Dispute Resolution. This Agreement shall be governed by and construed pursuant to the laws of the State of California, U.S.A., without reference to principals of conflicts of laws. All disputes arising out of this shall be settled by final binding arbitration in Santa Clara County, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction in Santa Clara County, California, U.S.A., for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators, and agree that such courts shall have exclusive jurisdiction of any such action.

15.12 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

PROMATE ELECTRONIC CO., LTD SEMICONDUCTOR		ALPHA AND OMEGA
(HONG KONG) LIMITED

By:	/S/ YING CHEN		/S/ JAMES LEE
	Ying Chen	By:	James Lee
		Title:	VP of Sales/Marketing

EXHIBIT A

PRODUCTS

AOS MOSFET and POWER IC Products, as provided by AOS from time to time.

Purchase Order Quantity Requirement

	SOT-23 / TSOP-6	SOP-8 / TSSOP-8	PDIP-8	SC70-3L / SC70-6L	T0-251	T0-220	TO263 / D2PAK	TO252 / DPAK
Units per Carton	***	***	***	***	***	***	***	***
Items per Unit	***	***	***	***	***	***	***	***
Items per Carton	***	***	***	***	***	***	***	***

***CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION***

EXHIBIT B

“HOUSE ACCOUNTS”

None

EXHIBIT C

Reporting Schedule

Distributor shall provide AOS with reports consisting of:

(i) Daily inventory report, composed of the number of units of Products by parts held by the Distributor in inventory in each stocking location;

(ii) Weekly point-of-sale (POS) reports, by each Tuesday (in case of such Tuesday falls on a national holiday, by the next working day), including, the names and addresses of the Customers, and the actual sales price and sales quantity of each of the Products sold to each Customer, and a design in tracking report;

(iii) Monthly reports, by the 5th day of each month, including final monthly inventory report, final monthly POS report, inventory reconciling items such as monthly report of inventory purchase from outside AOS and monthly report of inventory borrows in and lend out to other distributors in order for AOS to be able to reconcile its inventory shipment, POS, and distributor inventory balance, and slow moving inventory report;

(iv) Quarterly confirmation letter, by the 10th day of the each calendar quarter end, executed by proper finance officer certifying the accuracy of POS report and inventory data; and

(v) Other information as AOS reasonably requests.